Exhibit 11

                General DataComm Industries. Inc. and Subsidiaries
                           Calculation of (Loss) per Share
                      (In Thousands Except per Share Data)
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

Years Ended September 30,                                          1996               1995              1994

Primary (Loss ) Per Share:

     Weighted average number of common shares outstanding         20,717             19,772           16,659
     Assumed exercise of certain stock options and warrants           --                 --               --
                                                                  ------             ------           ------
                                                                  20,717             19,772           16,659
                                                                  ======             ======           ======

     (Loss) before cumulative effect of accounting changes      ($17,170)          ($27,630)         ($1,895)
     Cumulative effect of changes in accounting for post-
         retirement and post-employment benefits                    --                 --               (433)
                                                                 -------           ---------          -------
     Net (loss)                                                 ($17,170)          ($27,630)         ($2,328)
                                                                =========          =========         ========
     (Loss)per share:
     (Loss) before cumulative effect of accounting changes        ($0.83)            ($1.40)          ($0.11)
     Cumulative effect of changes in accounting for post-
         retirement and post-employment benefits                   --                 --               (0.03)
                                                                ----------          --------          -------
     (Loss) per share:                                            ($0.83)           ($1.40)           ($0.14)
                                                                ==========          =========         ========

Fully Diluted (Loss ) Per Share:

     Weighted average number of common shares outstanding         20,717             19,772             16,659
     Assumed exercise of certain stock options and warrants           --                 --                 --
                                                                  ------             ------             ------
                                                                  20,717             19,772             16,659
                                                                  ======             =======            ======

     (Loss) before cumulative effect of accounting changes       ($17,170)          ($27,630)          ($1,895)
     Cumulative effect of changes in accounting for post-
         retirement and post-employment benefits                   --                  --                 (433)
                                                                -----------        ----------         ---------
     Net (loss)                                                  ($17,170)          ($27,630)          ($2,328)
                                                                 =========         ===========        =========
     (Loss)per share:
     (Loss) before cumulative effect of accounting changes         ($0.83)            ($1.40)           ($0.11)
     Cumulative effect of changes in accounting for post-
         retirement and post-employment benefits                     --                 --               (0.03)
                                                                ----------         -----------       ----------
     (Loss) per share:                                             ($0.83)            ($1.40)           ($0.14)
                                                                ==========         ===========        ==========
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